Harris Associates Investment Trust
Form N-SAR
For the year ended September 30, 2005


SUB-ITEM 102P3(b): AUDIT COMMITTEE FINANCIAL EXPERT.


Registrant's board of trustees has determined that each of the following five members of the Registrant's audit committee qualifies as an "audit committee financial expert," as such term is defined in Instruction 2(b) to Item 3 of Form N-CSR: Michael J. Friduss, Thomas H. Hayden, Christine M. Maki, Allan J. Reich and Gary N. Wilner, M.D. Each of those members of Registrant's audit committee is "independent" as such term is defined in paragraph (a)(2) of Item 3 of Form N-CSR.


Under applicable securities laws, a person who is determined to be an audit committee financial expert will not be deemed an "expert" for any purpose, including without limitation for the purposes of Section 11 of the Securities Act of 1933, as a result of being designated or identified as an audit committee financial expert. The designation or identification of a person as an audit committee financial expert does not impose on such person any duties, obligations, or liabilities that are greater than the duties, obligations, and liabilities imposed on such person as a member of the audit committee and board of directors in the absence of such designation or identification.